EXHIBIT 99.1

FOR IMMEDIATE RELEASE May 20, 2014

Saia Updates Second Quarter To Date LTL Tonnage Trends

(JOHNS CREEK, GA) – Saia, Inc. (NASDAQ: SAIA), a leading transportation provider offering multi-regional less-than-truckload (LTL), non-asset truckload and logistic services, is providing an update to LTL tonnage trends for the second quarter to date. The Company had a 7.5% increase of LTL tonnage per day in April 2014 compared to April 2013, adjusted for the timing of Good Friday. Through mid-May, LTL tonnage per day for the month is up in excess of 8% compared to last May.

Quarterly and annual tonnage trends could differ materially from the trends expressed in this press release, including by reason of the risk factors included in Item 1A of the Company’s 2013 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission. The information herein speaks as of the date of this press release and is subject to change. Saia is under no obligation, and expressly disclaims any obligation to update or alter such information, whether as a result of new information, future events, or otherwise, except as required by law.

Saia, Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services. Saia LTL Freight operates 147 terminals in 34 states. With headquarters in Georgia, Saia employs 8,500 people.  For more information on Saia, Inc. visit the Investor Relations section at www.saiacorp.com.

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CONTACT:	Saia, Inc. Melanie Baker 770-232-4088 Investors@Saia.com